CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated November 25, 2019, relating to the financial statements and financial highlights of ICON Equity Income Fund, ICON Flexible Bond Fund, ICON Fund, ICON Long/Short Fund, ICON Opportunities Fund, ICON Risk-Managed Balanced Fund, ICON Emerging Markets Fund, ICON International Equity Fund, ICON Consumer Discretionary Fund, ICON Consumer Staples Fund, ICON Energy Fund, ICON Financial Fund, ICON Healthcare Fund, ICON Industrials Fund, ICON Information Technology Fund, ICON Natural Resources Fund and ICON Utilities Fund, each a series of ICON Funds, for the year ended September 30, 2019, and to the references to our firm under the heading ”Independent Registered Public Accounting Firm” and “Financial Highlights” in the Combined Prospectus/Proxy Statements.

Cohen & Company, Ltd.

Cleveland, Ohio

March 27, 2020